UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2015

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2015, the Board of Directors (the “Board”) of Norwegian Cruise Line Holdings Ltd. (“NCLH”) appointed Mr. Chad A. Leat and Mr. Russell W. Galbut as members of the Board, effective immediately. The Board has determined that Mr. Leat and Mr. Galbut each qualify as independent directors pursuant to the rules and regulations of the United States Securities and Exchange Commission and the NASDAQ Stock Market.

The Board also appointed Mr. Leat to the Audit Committee of the Board (the “Audit Committee”) and as Chairperson of the Audit Committee. Following such appointment, the members of the Audit Committee are Mr. Leat, Chairperson, Mr. Walter Revell, Mr. John Chidsey and Mr. F. Robert Salerno. The Board appointed Mr. Galbut to the Compensation Committee of the Board (the “Compensation Committee”) in place of Mr. Salerno. Following such appointment, the members of the Compensation Committee are Mr. Steve Martinez, Chairperson, Mr. Galbut, and Mr. Chidsey.

Pursuant to NCLH’s Directors’ Compensation Policy, which was amended on November 11, 2015, Mr. Leat and Mr. Galbut will receive the following compensation: (i) an annual cash retainer of  $100,000, payable in four equal quarterly installments, (ii) $10,000 for each Board or committee meeting located outside of the director’s country of residence and attended in-person, provided that only one meeting fee is payable for multiple Board or committee meetings held on the same day or over consecutive days, (iii) an annual restricted share unit (“RSU”) award on the first business day of each calendar year, beginning with 2016, valued at $125,000 on the date of the award which will vest in one installment on the first business day of the next calendar year. Mr. Leat and Mr. Galbut will have the option to elect to receive all or a portion of their $100,000 annual retainers in the form of RSUs in lieu of cash.

Mr. Leat will also be entitled to receive an additional annual cash retainer of $30,000 for his service as Chairperson of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Norwegian Cruise Line Holdings Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 12th day of November, 2015.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Daniel S. Farkas
Daniel S. Farkas
Senior Vice President, General Counsel and Assistant Secretary